M-WAVE Enters Into Definitive Agreement for the Sale of its Existing Business

FRANKLIN PARK, IL--(MARKET WIRE)—July 20, 2007 -- M-Wave, Inc. (NasdaqCM:MWAV - News), an international electronic procurement services firm and virtual manufacturer of customer-specified electronic components (the "Company"), announced today that it entered into a definitive Asset Purchase Agreement with M-Wave International, LLC (the “Purchaser”) for the sale of the Company’s current business operations.  The Purchaser is a company formed by Joseph Turek, the Company’s Chairman and Chief Operating Officer and Robert Duke, the Company’s President of its Electro-Mechanical Group division.  Mr. Turek and Mr. Duke together currently own approximately 19% of the Company’s outstanding common stock.

As consideration for the acquisition, the Purchaser will deliver to the Company 300,000 shares of the Company’s common stock that are currently owned by Mr. Turek.  In addition, if the net working capital of the sold business exceeds $770,000 at the closing of the acquisition, the Purchaser will be required to deliver to the Company additional shares of the Company’s common stock, which shares will be valued at $3.00 per share for such purpose.

The assets sold to the Purchaser do not include and the Company will retain, among other assets, all of its cash (other than certain customer deposits), all of the shares of Ocean Merger Sub, Inc. and all assets, rights and agreements related to the merger of Ocean Merger Sub, Inc. with SunFuels, Inc.  The Purchaser will also assume substantially all of the Company’s liabilities other than costs, expenses and agreements related to the asset sale and the SunFuels merger, certain payroll and severance obligations and certain corporate liabilities and expenses.

As previously announced, the Company and its subsidiary, Ocean Merger Sub, Inc., are party to an Agreement and Plan of Merger with SunFuels, Inc., a leading biodiesel marketing and production company.  When the SunFuels merger closes, the directors and the officers of SunFuels, Inc. will assume control of the Company, which will change its name to Blue Sun Holdings, Inc.  Ocean Merger Sub, Inc. will be renamed Blue Sun Biodiesel, Inc.  The Company will continue to be a publicly-traded reporting company following the closing of the SunFuels merger.

The asset sale is subject to approval by the Company’s stockholders, the completion of the SunFuels merger and the satisfaction of customary conditions.  It is anticipated that the asset sale will occur concurrently with the closing of the SunFuels merger.

Jim Mayer, Interim Chief Executive Officer of the Company, said, "The sale of our legacy business operations represents a significant milestone in the transformation of M-Wave into a publicly-traded and Nasdaq-listed clean fuels company.  We look forward to the closing of the SunFuels merger and are pleased to bring this opportunity to M-Wave’s stockholders.  We expect to file with the Securities and Exchange Commission a proxy statement relating to the SunFuels merger shortly.”

About M-Wave, Inc.

M-Wave provides supply chain services and sources printed circuit boards, custom electronic components, extrusions and non-electronic products from Asia. M-Wave's Electro-Mechanical Group division (“EMG”) sources high-performance printed circuit boards and custom and engineered electronic components from original equipment manufacturers and contract manufacturers in Asia and the US. The products are used in a wide range of telecommunications, industrial electronics, and other commercial products. EMG also offers domestic and international supply chain services and annual forecast-driven stocking programs for its middle market customers.

Certain matters discussed in this news release, including without limitation completion of the asset sale and SunFuels merger and any expected benefits of the SunFuels merger, constitute forward-looking statements within the meaning of the federal securities laws. Completion of the asset sale and SunFuels merger is subject to conditions and there can be no assurance those conditions can be satisfied or that the transactions described in this press release will be completed. In addition, actual results and the timing of certain events could differ materially from those projected in or contemplated by forward-looking statements due to a number of factors, including but not limited to, the risk factors and other disclosures contained in M-Wave, Inc.’s annual reports on Form 10-KSB for the period ended December 31, 2006, its report on Form 10-QSB for the first quarter of 2007, and the other disclosures contained in documents filed by the Company with the Securities and Exchange Commission.

Additional Information

M-Wave's website is located at www.mwav.com.

Contact:
M-Wave, Inc.
Jim Mayer, Interim CEO
Jeff Figlewicz, CFO
(630) 562-5550 extension 4751